Exhibit 3.1

**_FRANCISCO V. AGUILAR_**
_Secretary of State_

**_GABRIEL DI CHIARA_**
_Chief Deputy_

**STATE OF NEVADA**

**OFFICE OF THE**
**SECRETARY OF STATE**

_Commercial Recordings Division_
_202 N. Carson Street_
_Carson City, NV 89701_
_Telephone (775) 684-5708_
_Fax (775) 684-7138_

_North Las Vegas City Hall_
_2250 Las Vegas Blvd North, Suite 400_
_North Las Vegas, NV 89030_
_Telephone (702) 486-2880_
_Fax (702) 486-2888_

## Business Entity - Filing Acknowledgement

08/31/2023

| | |
|---|---|
| **Work Order Item Number:** | W2023083002383-3120834 |
| **Filing Number:** | 20233449985 |
| **Filing Type:** | Certificate of Designation |
| **Filing Date/Time:** | 8/30/2023 12:57:00 PM |
| **Filing Page(s):** | 4 |

**Indexed Entity Information:**

**Entity ID:** E33336612023-0

**Entity Name:** Cabbacis Inc

**Entity Status:** Active

**Expiration Date:** None

Commercial Registered Agent
UNITED CORPORATE SERVICES, INC.
2520 ST ROSE PKWY STE 319, Henderson, NV 89074, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR
Secretary of State

Page 1 of 1

**Commercial Recording Division**
202 N. Carson Street

| | |
|---|---|
| Filed in the Office of<br>FVAguilar<br>Secretary of State<br>State Of Nevada | Business Number<br>E33336612023-0<br>Filing Number<br>20233449985<br>Filed On<br>8/30/2023 12:57:00 PM<br>Number of Pages<br>4 |

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Certificate, Amendment or Withdrawal of Designation

**NRS 78.1955, 78.1955(6)**

- ☒ Certificate of Designation
- ☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
- ☐ Certificate of Amendment to Designation - After Issuance of Class or Series
- ☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

| | |
|---|---|
| **1. Entity information:** | Name of entity: Cabbacis Inc<br>Entity or Nevada Business Identification Number (NVID): NV20232840448 |
| **2. Effective date and time:** | For Certificate of Designation or Amendment to Designation Only (Optional): Date: 08/30/2023 Time:<br>(must not be later than 90 days after the certificate is filed) |
| **3. Class or series of stock:** (Certificate of Designation only) | The class or series of stock being designated within this filing:<br>Preferred Stock |
| **4. Information for amendment of class or series of stock:** | The original class or series of stock being amended within this filing: |
| **5. Amendment of class or series of stock:** | ☐ Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued.<br>☐ Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| **6. Resolution:** Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*<br>Series A Convertible Preferred Stock shall be a class of voting preferred shares of stock with each share of Series A Convertible Preferred Stock having twenty (20) votes per share of Series A Convertible Preferred Stock and the conversion rights and other rights/preferences of such Series A Convertible Preferred Stock as set forth in the attachment to this Certificate of Designation. |
| **7. Withdrawal:** | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| **8. Signature:** (Required) | X Joseph Pandolfino<br>Signature of Officer Date: 08/16/2023 |

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 12/15/2022

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

CABBACIS INC

Pursuant to Section 78.1955 of Nevada Revised Statutes

CABBACIS INC, a Nevada corporation (the “Corporation”) organized and existing under and by virtue of the provisions of the Nevada Revised Statutes of the State of Nevada (the “NRS”) does hereby certify:

WHEREAS, the Articles of Incorporation of the Corporation authorizes the issuance of fifty million (50,000,000) shares of common stock, par value $0.00001 (the “Common Stock”) and ten million (10,000,000) shares of preferred stock, par value $0.00001 (the “Preferred Stock”); and

WHEREAS, the Corporation’s Amended and Restated Articles of Incorporation (the “A&R Articles of Incorporation”) provide that the Corporation’s Board of Directors (the “Board”) may provide for the issuance of shares of Preferred Stock in one or more series and with respect to each such series, to fix the dividend rights, dividend rate, conversion right, liquidation preferences, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the number of shares constituting any such series and the designation thereof, or any of them, and such other preferences, powers, and special participating, optional, relative or other rights and the qualifications, limitations and restrictions thereof, as the Board shall determine; and to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of such series; and

WHEREAS, the Board believes it to be in the best interest of the Corporation and its stockholders to designate the voting and conversion rights of a class of the Preferred Stock; and

WHEREAS, pursuant to the authority expressly conferred upon the Board on August 16, 2023, adopted the following resolutions creating a series of 600,000 shares of preferred stock, $.00001 par value per share (the “Series A Preferred Stock”), designated as Series A Preferred Stock, none of which shares have been issued.

RESOLVED, that the Board designates the Series A Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

I. A series of Preferred Stock, designated as Series A Preferred Stock, is hereby established. The number of authorized shares of Series A Preferred Stock shall initially be 600,000 shares.

a.	As used in this Certificate, the term “Holder” shall mean one or more holder(s) of shares of Series A Preferred Stock.

ii. Voting Rights. The holders of the shares of Series A Preferred Stock (each a “Holder,” and collectively the “Holders”) shall be entitled to vote on all matters submitted or required to be submitted to a vote of the stockholders of the Corporation and each share of Series A Preferred Stock shall have twenty (20) votes per share of Series A Preferred Stock.

iii. Conversion of Shares of Series A Preferred Stock. Shares of Series A Preferred Stock shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section III. The term “Conversion Shares” shall mean the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock. The Corporation shall not issue any fractional shares of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fractional share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fractional share of Common Stock, the Corporation shall, in lieu of issuing such fractional share, shall round such fraction of a share of Common Stock up to the nearest whole share (with one-half being rounded upward). The Corporation shall pay any and all taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock unless such taxes result from the issuance of shares of Common Stock upon conversion to a person other than the Holder.

a.	Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at any time and from time to time, at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the number of Series A Preferred Stock sought to be converted by the Conversion price in accordance with this Section III.a. and Section III.b.

b.	Conversion Price. Upon an Optional Conversion pursuant to Section III.a., the conversion price of each share of Series A Preferred Stock shall equal $0.01.

c.	Mechanics of Conversion.

i.	To convert shares of Series A Preferred Stock into Conversion Shares pursuant to Section III on any date, the Holder thereof shall (i) transmit by facsimile, electronic mail (or otherwise deliver), a copy of an executed notice of conversion (the “Optional Conversion Notice”) to the Corporation, and (ii) surrender to the Corporation the Series A Preferred Stock Certificates (as hereinafter defined) representing the shares of Series A Preferred Stock being converted. The term “Series A Preferred Stock Certificates” shall mean the original certificates representing the shares of Series A Preferred Stock.

ii.	Promptly upon receipt of a fully executed and completed Optional Conversion Notice (a “Conversion Notice”), the Corporation shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

IV. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificates representing shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the shares of Series A Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred share certificate(s) of like tenor and date.

V. Notices. Whenever notice is required to be given hereunder, unless otherwise provided herein, such notice shall be given in writing and will be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given (a) if to the Corporation, at the Corporation’s executive offices or (b) if to a Holder, at the address set forth on Corporation’s books and records.

VI. Status of Converted or Redeemed Preferred Stock. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation was duly adopted by the Board in accordance with the Articles of Incorporation and Section 78.1955 of the NRS and executed as of August 16, 2023.

CABBACIS INC,
a Nevada corporation

By:	/s/ Joseph Pandolfino
Joseph Pandolfino Chief Executive Officer